December 29, 1995


CoreFunds, Inc.
Conestoga Family of Funds
680 East Swedesford Road
Wayne, PA 19087-1658

Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization dated ___________, ____, by and between CoreFunds, Inc. ("CoreFunds") and Conestoga Family of Funds ("Conestoga") (the "Agreement").

Each of CoreFunds and Conestoga have several investment portfolios (each a "Portfolio"). Each Portfolio is taxable as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Agreement, eleven separate Conestoga Portfolios will be acquired by CoreFunds in the following manner: (1) each of eight Conestoga Portfolios will transfer all of their assets and liabilities to eight similar CoreFunds Portfolios in exchange for shares of the CoreFunds Portfolios; (2) each of three Conestoga Portfolios will transfer all of their assets and liabilities to three newly created CoreFunds Portfolios which have been organized to continue the operations of the Conestoga Portfolios in exchange for shares of the newly created CoreFunds Portfolios ("CoreFunds Portfolio Shares"); (3) each of the eleven Conestoga Portfolios will then distribute the CoreFunds shares received to their respective shareholders in liquidation of their Conestoga Portfolio Shares ("Conestoga Portfolio Shares"); and (4) each of the eleven Conestoga Portfolios will be terminated under state law (each such transfer and distribution shall be referred to herein as a "Reorganization").

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Code.

CoreFunds, Inc.
Conestoga Family of Funds
December 29, 1995
Page 2



We have acted as legal counsel to CoreFunds and each of the Portfolios in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

                  A.       The Agreement;

                  B.       The Registration Statement on Form N-14 (File No.
- ), including the Joint Proxy Statement/Prospectus included therein (the "Registration Statement"); and

                  C. Such other instruments and documents related to the formation, organization and operation of the Conestoga Portfolios and the CoreFunds Portfolios or to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In preparing our opinion we have reviewed such federal income tax authority as we deemed relevant under the circumstances. Further, for purposes of this opinion, we have assumed, with your permission and without independent investigation, the following:

                          1. Original documents (including signatures) are
authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

                          2. With respect to each Reorganization, the total
fair market value of the CoreFunds Portfolio Shares received by Conestoga Portfolio shareholders will be approximately equal to the fair market value of the Conestoga Portfolio Shares surrendered in exchange thereof.

                          3. Each CoreFunds Portfolio will acquire at least 90%
of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the corresponding Conestoga Portfolio immediately prior to the Reorganization.

CoreFunds, Inc.
Conestoga Family of Funds
December 29, 1995
Page 3



                          4. With respect to each Reorganization, to the best
knowledge of the management of the Conestoga Portfolio, there is no plan or intention on the part of the Conestoga Portfolio shareholders to sell, exchange, or otherwise dispose of a number of CoreFunds Portfolio Shares received in the Reorganization that would reduce the Conestoga Portfolio shareholders' ownership of CoreFunds Portfolio Shares to a number of shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of the formerly outstanding Conestoga Portfolio Shares as of the same date.

                          5. Each of the CoreFunds Portfolios has no plan or
intention to reacquire any of the CoreFunds Portfolio Shares issued in the Reorganization or to make any extraordinary distribution in respect of its capital stock.

                          6. With respect to each Reorganization, the CoreFunds
Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the Conestoga Portfolio acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

                          7. Each of the Conestoga Portfolios will distribute
the stock, securities and other property it receives in the transaction, and its other properties, in pursuance of the plan of reorganization.

                          8. With respect to each Reorganization, any
liabilities of the Conestoga Portfolio assumed by the CoreFunds Portfolio as a result of the Reorganization and the liabilities to which the transferred assets of the Conestoga Portfolio are subject were incurred by the Conestoga Portfolio in the ordinary course of its business.

                          9. Following the Reorganization, each CoreFunds
Portfolio will continue the historic business of the corresponding Conestoga Portfolio or use a significant portion of the Conestoga Portfolios' historic business assets in a business.

                         10. Each of the CoreFunds Portfolios, the Conestoga
Portfolios, and the Conestoga Portfolios' shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

CoreFunds, Inc.
Conestoga Family of Funds
December 29, 1995
Page 4




                         11. There is no intercorporate indebtedness existing
between any of the Conestoga Portfolios, on the one hand, and the CoreFunds Portfolios, on the other hand, that was issued, acquired or will be settled at a discount.

                         12. None of the Conestoga Portfolios is under the
jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

                         13. None of the CoreFunds Portfolios own, directly or
indirectly, nor has any owned during the past five years, directly or indirectly, any stock of the Conestoga Portfolios.

                         14. With respect to each Reorganization, the fair
market value of the assets of the Conestoga Portfolio transferred to the CoreFunds Portfolio will equal or exceed the sum of any liabilities assumed by the CoreFunds Portfolio, plus the amount of liabilities, if any, to which the transferred assets are subject.


                  Based on the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, with respect to each Reorganization, for federal income tax purposes:

                  A. The Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of the Conestoga Portfolio and the CoreFunds Portfolio will be considered a party to a reorganization within the meaning of Section 368(b) of the Code;

                  B. No gain or loss will be recognized by the Conestoga Portfolio or the CoreFunds Portfolio as a result of the Reorganization;

                  C. No gain or loss will be recognized to the Conestoga Portfolio shareholders upon receipt of CoreFunds
Portfolio Shares in liquidation of their Conestoga Portfolio
Shares pursuant to the Reorganization;

                  D. To the extent that they hold their Conestoga Portfolio Shares as capital assets, the Conestoga Portfolio shareholders receiving CoreFunds Portfolio Shares pursuant to to the

CoreFunds, Inc.
Conestoga Family of Funds
December 29, 1995
Page 5



Reorganization will include their holding period for the Conestoga Portfolio Shares in computing their holding periods for such CoreFunds Portfolio Shares;

                  E. The holding period of the assets acquired by the CoreFunds Portfolio will include the period for which such assets were held by the Conestoga Portfolio;

                  F. The tax basis of the CoreFunds Portfolio Shares received by the Conestoga Portfolio shareholders in the Reorganization will be the same as the tax basis such shareholders had in their Conestoga Portfolio Shares prior to the Reorganization; and

                  G. The tax basis of the Conestoga Portfolio assets received by the CoreFunds Portfolio will be the same as the basis such assets had in the hands of the Conestoga Portfolio immediately prior to the Reorganization.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

                          1. This opinion represents and is based upon our best
judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                          2. No opinion is expressed as to any transaction
other than the Reorganization as described in the Agreement or to any transaction whatsoever, including the Reorganization, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon

CoreFunds, Inc.
Conestoga Family of Funds
December 29, 1995
Page 6


which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                          3. This opinion has been delivered to you for the
purpose of complying with Securities and Exchange Commission requirements relating to the offering of the CoreFunds Portfolio Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement to register the CoreFunds Portfolio Shares to be issued to the Conestoga Portfolio shareholders in connection with the Reorganization, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



Morgan, Lewis & Bockius LLP